gary b. wolff, p.c.
 Counselor At Law
805 Third Avenue
Twenty First Floor
New York, New York 10022
Telephone: 212-644-6446
Facsimile: 212-644-6498
E-Mail: wolffpc@attglobal.net
Exhibit 5.1 and 23.2

February 14, 2006

United States Securities
and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:   Somebox, Inc. (hereinafter “SBX”) Registration Statement
     on Form SB-2 Relating to 1,300,000 shares of SBX’s Common Stock, par value $.0001per share

Gentlemen:

I have been requested by SBX, a Delaware corporation, to furnish you with my opinion as to the matters hereinafter set forth in connection with the above captioned registration statement (the “Registration Statement”) covering 1,300,000 shares which will be offered by the Selling Shareholder(s) of SBX.

In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation and By-Laws of SBX, each as amended to date, copies of the records of corporate proceedings of SBX, and copies of such other agreements, instruments and documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the shares being offered and registered (which are already issued and outstanding) when sold in the manner described in the Registration Statement, will be and are legally issued, fully paid and non-assessable.

This opinion opines upon Delaware law, including the statutory provisions as well as all applicable provisions of the Delaware constitution and reported decisions interpreting the laws.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus included in the registration statement.

Very truly yours,

/s/ Gary B. Wolff
__________________________
Gary B. Wolf